EXHIBIT 99.1
Financial Contact: James S. Gulmi (615) 367-8325
Media Contact: Claire S. McCall (615) 367-8283
GENESCO ANNOUNCES AGREEMENT TO ACQUIRE HAT SHACK, INC.
— Adds 49 Hat Stores to the Hat World Store Base —
NASHVILLE, Tenn., Dec. 11, 2006 — Genesco Inc. (NYSE: GCO) today announced that its Hat World subsidiary has entered into an agreement to acquire Hat Shack, Inc. Marietta, Ga.-based Hat Shack operates 49 retail headwear stores located in 10 states, primarily in the southeastern United States. The purchase price for Hat Shack is $18 million, subject to adjustment based on net asset levels at closing, and is planned to be funded from cash on hand or available borrowing capacity. Closing of this transaction, which is subject to customary conditions, is expected in the fourth quarter of fiscal 2007 or first quarter of fiscal 2008.
     Kenneth J. Kocher, Hat World president, said, “We look forward to strengthening Hat World’s position as the leading retailer of headwear in North America through the acquisition of Hat Shack’s stores. Hat Shack has been a primary competitor in the southeastern U.S., and adding its 49 stores to our existing base of more than 700 stores will represent a significant step forward in our plans for continuing store growth.”
     Genesco said it expects the acquisition to have a slightly positive effect on the Company’s earnings for the fiscal year ending February 2, 2008.
     Forward-looking statements in this release (including those about plans for closing the transaction, Hat World’s prospects, the expected effects of the acquisition on next fiscal year’s performance and all other statements not reflecting exclusively historic or present facts or conditions) reflect the Company’s expectations as of the date of this release and are subject to risks and uncertainties. Actual events could turn out materially different from the expectations reflected in the statements. Factors that could cause materially different outcomes include all those that could impact Genesco’s or its subsidiaries’ business and financial condition generally, including weakness in consumer demand for products sold by
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the Company, fashion trends that affect the sales or product margins of the Company’s product offerings, disruptions in product supply or distribution, and changes in business strategies by competitors. Other factors that could change expected outcomes include the Company’s ability to close the transaction on schedule and to integrate Hat Shack’s operations as planned, the continued performance of Hat Shack in accordance with expectations, and the outcome of litigation affecting the Company.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,900 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com , www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.
     Hat World is a leading specialty retailer of athletic and fashion headwear. Founded in 1995, Indianapolis-based Hat World operates primarily under the Lids and Hat World retail brands with more than 700 mall-based, airport, street level and factory outlet stores nationwide and in Canada. Hat World also operates Lids Kids, Hat Zone, Head Quarters and Cap Connection stores as well as its e-commerce sites www.lids.com, www.hatworld.com, and www.lidscyo.com.